Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES FOURTH QUARTER RESULTS

Santa Monica, CA (2/13/07) — The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and year ended December 31, 2006, which included net income available to common stockholders for the quarter ended December 31, 2006 increasing to $147.9 million or $1.98 per share-diluted compared to $23.6 million or $.39 per share-diluted for the quarter ended December 31, 2005.  For the year ended December 31, 2006, net income available to common stockholders was $228 million or $3.19 per share-diluted compared to $52.6 million or $.88 per share-diluted for the year ended December 31, 2005.  Funds from operations (“FFO”) — diluted increased to $124.7 million or $1.36 per share for the quarter compared to $105.9 million or $1.32 per share for the quarter ended December 31, 2005 and FFO-diluted for the year was $383.1 million or $4.35 per share compared to $336.8 million or $4.35 per share for the year ended December 31, 2005.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”).  A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Highlights

•                  During the quarter, Macerich signed 286,000 square feet of specialty store leases at average initial rents of $39.90 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 21% higher than average expiring rents.

•                  For the quarter, EPS increased to $1.98, up from $.39 during the quarter ended December 31, 2005.  Gain on asset sales of $132.7 million helped fuel the increase.

•                  Mall tenant sales per square foot increased 8.4% to $452 compared to $417 for the year ended December 31, 2005.

•                  Portfolio occupancy at December 31, 2006 was 93.6% compared to 93.5% at December 31, 2005.  On a same center basis occupancy decreased to 93.6% at December 31, 2006 compared to 93.8% at December 31, 2005.

•                  Same center earnings before interest, taxes, depreciation and amortization, excluding lease termination revenue, were up 3.0% compared to the quarter ended December 31, 2005.

•                  Macerich closed on the $241 million acquisition of Deptford Mall in Deptford, New Jersey.

Commenting on the quarter, Arthur Coppola president and chief executive officer of Macerich stated, “The fundamentals remained solid with good releasing spreads, strong occupancy levels and good tenant sales gains.  The quarter was another example of strategically improving our overall portfolio with the sale of three non core assets and the acquisition of another strong East Coast mall.  Through asset sales and financing activity our balance sheet continues to improve and we are well positioned to fund and execute our development pipeline.”

Redevelopment and Development Activity

The grand opening of the first phase of Twenty-Ninth Street, an 805,000 square foot shopping district in Boulder, Colorado, took place on October 13, 2006.  The balance of the project is scheduled for completion in summer 2007.  Phase I of the project is 93% leased. Recent store openings include Borders Books, Chipotle, Helly Hansen, Lady Footlocker, Lululemon, and Solstice.  Wild Oats has also opened their corporate headquarters.  Recent lease commitments include Anthropologie, Sephora, Cantina Laredo, Jamba Juice and North Face.

On November 1, Macerich received Phoenix City Council approval to add up to five mixed use towers of up to 165 feet at Biltmore Fashion Park.  Biltmore Fashion Park is an established luxury destination for first-to-market, high-end and luxury tenants in the metropolitan Phoenix market.  The mixed use towers are planned to be built over time based upon demand.

Groundbreaking took place on February 6, 2007 for the 230,000 square foot life style expansion at The Oaks in Thousand Oaks, California.  Plans also call for a remodel of both the interior spaces and the exterior façade, and will include a new 138,000 square foot Nordstrom scheduled to open at the center in fall 2008.  New tenants include Abercrombie Kids, Forever 21, Forth & Towne, Guess?, J Crew, Iridesse, Planet Funk and Solstice.  The combined expansion and renovation of the center is projected to cost approximately $250 million and be completed in fall 2008.

Phase I of SanTan Village, a $205 million regional shopping center under construction in Gilbert, Arizona, is scheduled to open in fall 2007.  The center, currently 85% leased, is an open-air streetscape that will contain in excess of 1.2 million square feet on 120 acres.  More than 35 tenants have committed to date, including Dillard’s, Harkins Theatres, Aeropostale, American Eagle Outfitters, Ann Taylor, Ann Taylor Loft, Apple, Banana Republic, Best Buy, Blue Wasabi, The Body Shop, The Buckle, Charlotte Russe, Chico’s, The Children’s Place, Coach, Coldwater Creek, The Disney Store, Eddie Bauer, J. Jill, Lane Bryant/Cacique, lucy, PacSun, Soma by Chico’s, Swarovski, Victoria’s Secret, Weisfield’s Jewelers, White House/Black Market and Z Gallerie.

Construction began in late 2006 on The Promenade at Casa Grande, a $135 million, 1 million-square-foot regional shopping center in Arizona’s fastest-growing county. Located in Casa Grande, Pinal County, the center will be located along the I-10 corridor between Phoenix and Tucson. The project is 85% committed, including anchors Target and JC Penney, and will deliver shopping, dining and entertainment options to a key growth corridor. The first phase of the project, which will include a combination of large-

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format retailers, specialty shops and restaurants, is scheduled for completion in fall 2007. Phase II is comprised of small shops and is scheduled to open in March 2008.  The Promenade is a joint venture owned 51% by Macerich.

On January 22, Macerich received approval from the Fairfax County Board of Supervisors to move forward with plans for a transit-oriented development at Tysons Corner Center in McLean, Virginia. The expansion will add 3.5 million square feet of mixed use space to the existing 2.2 million square foot regional shopping center.  The project is planned to be built in phases over the next 10 years based on market demand and the expansion of the area’s light rail system.  Completion of the entitlement process for Phase I, totaling approximately 1.4 million square feet, is anticipated for the first quarter of 2008. The first phase of the project is anticipated to begin development in late 2009.

In late 2006, Macerich announced plans to bring Barneys New York Department Store to Scottsdale Fashion Square, replacing one of the anchor spaces acquired as a result of the Federated-May merger. Demolition of the vacant space and adjoining parking structure will begin in 2007, allowing for construction of an additional 100,000 square feet of new shop space and the 65,000 square foot Barneys New York location. This first to the Arizona market store is scheduled to open in fall 2009.

Acquisition Activity

In December Macerich acquired the entity owning Deptford Mall for $241 million.  Deptford Mall is a two-level 1,040,000 square foot super-regional mall anchored by JC Penney, Sears, Macy’s and Boscov’s.  The mall includes 343,000 square feet of mall shop space.  Annual tenant sales per square foot are approximately $507.  The mall has an occupancy level of 94%.  Macerich placed a $172 million, five year, 5.44% fixed rate loan on the mall.

Asset Sales

Macerich continued to prune its portfolio with the sale of three non core malls: Crossroads Mall in Oklahoma City, Oklahoma, Northwest Arkansas Mall in Fayetteville, Arkansas and The Citadel Mall in Colorado Springs, Colorado.  The combined sale price was $375 million reflecting a combined capitalization rate of 7.0%. The average annual tenant sales per square foot for these assets was approximately $338.  This brings the total number of malls sold in 2006 to six as the Company continues to redeploy its capital into developments, redevelopments and higher quality assets.

2007 Earnings Guidance

Management is issuing its guidance for EPS and FFO per share for 2007.

Guidance for 2007 and reconciliation of EPS to FFO per share:

	Range per share:
Fully Diluted EPS	$1.24	-	$1.34
Plus: Real Estate Depreciation and Amortization	3.44	-	3.44
Less: other items including additional dilutive securities	(.10)	-	(.10)
Fully Diluted FFO per share	$4.58	-	$4.68

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The Company’s 2007 earnings guidance is based upon its internal forecasting and planning process and on many assumptions, including the following:

Management expects comparable property EBITDA (excluding the impact of lease termination revenue) to grow in the 2.5% to 3.5% range compared to 2006.  EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

This guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 73 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, February 13, 2007 at 10:30 AM Pacific Time. To listen to the call, please go to either of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section.  It will also be furnished to the SEC as part of a Current Report on Form 8-K.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and

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operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference.

(See attached tables)

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THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
Results of Operations:	For the Three Months		For the Three Months		For the Three Months
	Ended December 31,		Ended December 31,		Ended December 31,
	Unaudited				Unaudited
	2006	2005	2006	2005	2006	2005
Minimum rents	$141,347	$132,972	($6,819)	($11,651)	$134,528	$121,321
Percentage rents	15,572	15,093	(523)	(939)	15,049	14,154
Tenant recoveries	69,334	63,219	(2,026)	(3,962)	67,308	59,257
Management Companies’ revenues	8,806	7,766	—	—	8,806	7,766
Other income	8,650	7,898	(535)	(531)	8,115	7,367
Total revenues	243,709	226,948	(9,903)	(17,083)	233,806	209,865

Shopping center and operating expenses	71,439	68,851	(2,635)	(6,052)	68,804	62,799
Management Companies’ operating expenses	15,379	15,547	—	—	15,379	15,547
Income tax expense (benefit)	(187)	174	—	—	(187)	174
Depreciation and amortization	57,598	59,171	(2,288)	(3,758)	55,310	55,413
General, administrative and other expenses	3,991	2,170	—	—	3,991	2,170
Interest expense	73,209	74,281	(2,825)	(3,089)	70,384	71,192
Loss on early extinguishment of debt	24	1,666	—	—	24	1,666
Gain (loss) on sale or writedown of assets	132,710	56	(132,710)	—	—	56
Equity in income of unconsolidated entities (c)	28,686	29,887	—	—	28,686	29,887
Minority interests in consolidated joint ventures	(1,832)	(129)	37	72	(1,795)	(57)

Income (loss) from continuing operations	181,820	34,902	(134,828)	(4,112)	46,992	30,790

Discontinued Operations:
Gain (loss) on sale of asset	—	—	132,695	—	132,695	—
Income from discontinued operations	—	—	2,133	4,112	2,133	4,112
Income before minority interests of OP	181,820	34,902			181,820	34,902
Income allocated to minority interests of OP	27,690	5,365	—	—	27,690	5,365
Net income before preferred dividends	154,130	29,537	—	—	154,130	29,537
Preferred dividends and distributions (a)	6,198	5,900	—	—	6,198	5,900
Net income to common stockholders	$147,932	$23,637	$0	$0	$147,932	$23,637

Average number of shares outstanding - basic	71,521	59,916			71,521	59,916
Average shares outstanding, assuming full conversion of OP Units (d)	91,820	73,728			91,820	73,728
Average shares outstanding - diluted for FFO(d)	91,820	80,496			91,820	80,496

Per share income- diluted before discontinued operations	—	—			$0.51	$0.33
Net income per share-basic	$2.07	$0.39			$2.07	$0.39
Net income per share- diluted (a)	$1.98	$0.39			$1.98	$0.39
Dividend declared per share	$0.71	$0.68			$0.71	$0.68
Funds from operations “FFO” (b) (d)- basic	$118,521	$99,976			$118,521	$99,976
Funds from operations “FFO” (a) (b) (d) - diluted	$124,719	$105,876			$124,719	$105,876
FFO per share- basic (b) (d)	$1.40	$1.36			$1.40	$1.36
FFO per share- diluted (a) (b) (d)	$1.36	$1.32			$1.36	$1.32

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
Results of Operations:	For the Year		For the Year		For the Year
	Ended December 31		Ended December 31		Ended December 31
	Unaudited				Unaudited
	2006	2005	2006	2005	2006	2005
Minimum rents	$525,728	$468,363	($36,650)	($44,604)	$489,078	$423,759
Percentage rents	26,173	26,258	(1,506)	(2,106)	24,667	24,152
Tenant recoveries	270,214	233,029	(15,688)	(18,197)	254,526	214,832
Management Companies’ revenues	31,456	26,128	—	—	31,456	26,128
Other income	31,406	24,581	(1,477)	(1,628)	29,929	22,953
Total revenues	884,977	778,359	(55,321)	(66,535)	829,656	711,824

Shopping center and operating expenses	281,273	248,020	(19,146)	(24,115)	262,127	223,905
Management Companies’ operating expenses	56,673	52,840	—	—	56,673	52,840
Income tax expense (benefit)	33	(2,031)	—	—	33	(2,031)
Depreciation and amortization	236,669	208,938	(12,396)	(15,793)	224,273	193,145
General, administrative and other expenses	13,532	12,106	—	—	13,532	12,106
Interest expense	286,635	249,917	(11,968)	(12,820)	274,667	237,097
Loss on early extinguishment of debt	1,835	1,666	—	—	1,835	1,666
Gain (loss) on sale or writedown of assets	241,732	1,530	(241,694)	(277)	38	1,253
Equity in income of unconsolidated entities (c)	86,053	76,303	—	—	86,053	76,303
Minority interests in consolidated joint ventures	(40,933)	(600)	37,266	(100)	(3,667)	(700)

Income (loss) from continuing operations	295,179	84,136	(216,239)	(14,184)	78,940	69,952

Discontinued Operations:
Gain (loss) on sale of asset	—	—	204,863	277	204,863	277
Income from discontinued operations	—	—	11,376	13,907	11,376	13,907
Income before minority interests of OP	295,179	84,136	—	—	295,179	84,136
Income allocated to minority interests of OP	42,821	12,450	—	—	42,821	12,450
Net income before preferred dividends	252,358	71,686	—	—	252,358	71,686
Preferred dividends and distributions (a)	24,336	19,098	—	—	24,336	19,098
Net income to common stockholders	$228,022	$52,588	$0	$0	$228,022	$52,588

Average number of shares outstanding - basic	70,826	59,279			70,826	59,279
Average shares outstanding, assuming full conversion of OP Units (d)	88,058	73,573			88,058	73,573
Average shares outstanding - diluted for FFO (d)	88,058	77,397			88,058	77,397

Per share income- diluted before discontinued operations	—	—			$0.73	$0.69
Net income per share-basic	$3.22	$0.89			$3.22	$0.89
Net income per share- diluted (a)	$3.19	$0.88			$3.19	$0.88
Dividend declared per share	$2.75	$2.63			$2.75	$2.63
Funds from operations “FFO” (b) (d)- basic	$373,039	$326,541			$373,039	$326,541
Funds from operations “FFO” (a) (b) (d) - diluted	$383,122	$336,831			$383,122	$336,831
FFO per share- basic (b) (d)	$4.43	$4.46			$4.43	$4.46
FFO per share- diluted (a) (b) (d)	$4.35	$4.35			$4.35	$4.35

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)             On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are assumed converted for  purposes of net income per share - diluted for 2006 and are not assumed converted for 2005 as they would be antidilutive.

                           The weighted average  preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they  are dilutive to that calculation for all periods presented.

(b)            The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

                           Effective January 1, 2003, gains or losses on sale of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three and twelve months ended December 31, 2006 and 2005 by $3.6 million, $9.5 million, $0.2 million and $3.4 million, respectively, or by $.04 per share, $.11 per share, $.00 per share and $.04 per share, respectively. Additionally, SFAS 141 increased FFO for the three and twelve months ended December 31, 2006 and 2005 by $4.0 million, $16.9 million, $4.4 million and $15.3 million, respectively or by $.04 per share, $.19 per share, $.05 per share and $.20 per share, respectively.

(c)             This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented.

(d)            The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding stock options and restricted stock using the treasury method. Also assumes conversion of MACWH, LP units to the extent they are dilutive to the calculation. For the three months ended December 31, 2006 and 2005, the MACWH, LP units were dilutive to FFO. For the twelve months ended December 31, 2006 and 2005, the MACWH, LP units were antidilutive to FFO.

(e)             In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

                           On January 5, 2005, the Company sold Arizona Lifestyle Galleries. The sale of this property resulted in a gain on sale of $0.3 million.

                           On June 9, 2006, Scottsdale 101 in Arizona was sold. The sale of this property resulted in a gain on sale, at the Company’s prorata share, of $25.8 million. Additionally, the Company reclassified the results of operations for the three and twelve months ended December 31, 2006 and 2005 to discontinued operations.

                           On July 13, 2006, Park Lane Mall in Nevada was sold. The sale of this property resulted in a gain on sale of $5.9 million. The Company reclassified the results of operations for the three and twelve months ended December 31, 2006 and 2005 to discontinued operations.

                           On July 27, 2006, Greeley Mall in Colorado and Holiday Village in Montana were sold. The sale of these properties resulted in gains on sale of $21.3 million and $7.4 million, respectively. The Company reclassified the results of operations for the three and twelve months ended December 31, 2006 and 2005 to discontinued operations.

                           On August 11, 2006, Great Falls Marketplace in Montana was sold. The sale of this property resulted in a gain on sale of $11.8 million. The Company reclassified the results of operations for the three and twelve months ended December 31, 2006 and 2005 to discontinued operations.

                           On December 29, 2006, Citadel Mall in Colorado Springs, Colorado, Crossroads Malls in Oklahoma City, Oklahoma and Northwest Arkansas Mall in Fayetteville, Arkansas were sold. The sale of these properties resulted in a total gain on sale of $132.7 million. The Company reclassified the results of operations for the three and twelve months ended December 31, 2006 and 2005 to discontinued operations.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Dec 31,	Dec 31,
Summarized Balance Sheet Information	2006	2005
	(UNAUDITED)
Cash and cash equivalents	$269,435	$155,113
Investment in real estate, net (h)	$5,755,283	$5,438,496
Investments in unconsolidated entities (i)	$1,010,380	$1,075,621
Total Assets	$7,562,163	$7,178,944
Mortgage and notes payable	$4,993,879	$5,424,730
Pro rata share of debt on unconsolidated entities	$1,664,447	$1,505,612

Total common shares outstanding at quarter end:	71,568	59,942
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	16,342	16,647

	Dec 31,	Dec 31,
Additional financial data as of:	2006	2005

Occupancy of centers (f)	93.60%	93.50%
Comparable quarter change in same center sales (f) (g)	2.53%	5.50%

Additional financial data for the twelve months ended:
Acquisitions of property and equipment - including joint ventures at prorata	$609,275	$2,503,688
Redevelopment and expansions of centers- including joint ventures at prorata	$223,307	$156,655
Renovations of centers- including joint ventures at prorata	$59,525	$83,336
Tenant allowances- including joint ventures at prorata	$49,398	$30,686
Deferred leasing costs- including joint ventures at prorata	$27,045	$26,950

(f)               excludes redevelopment properties.

(g)            includes mall and freestanding stores.

(h)            includes construction in process on wholly owned assets of $294,115 at December 31, 2006 and $162,157 at December 31, 2005.

(i)                the Company’s prorata share of construction in process on unconsolidated entities of $45,268 at December 31, 2006 and $98,180 at December 31, 2005.

	For the Three Months		For the Year
PRORATA SHARE OF JOINT VENTURES	Ended December 31,		Ended December 31,
	(UNAUDITED)		(UNAUDITED)
(Unaudited)	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Revenues:
Minimum rents	$64,400	$59,803	$241,630	$209,933
Percentage rents	8,657	7,873	15,963	13,815
Tenant recoveries	29,108	25,636	111,788	91,482
Other	4,518	3,737	15,125	12,402
Total revenues	106,683	97,049	384,506	327,632

Expenses:
Shopping center expenses	33,076	29,549	125,945	106,616
Interest expense	25,244	20,255	91,504	74,383
Depreciation and amortization	20,536	18,004	82,745	73,247
Total operating expenses	78,856	67,808	300,194	254,246
Gain on sale of assets	480	93	725	1,954
Equity in income of joint ventures	379	553	1,016	970
Loss on early extinguishment of debt	—	—	—	(7)
Net income	$28,686	$29,887	$86,053	$76,303

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Year
RECONCILIATION OF NET INCOME TO FFO (b)(e)	Ended December 31,		Ended December 31,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Net income - available to common stockholders	$147,932	$23,637	$228,022	$52,588

Adjustments to reconcile net income to FFO- basic
Minority interest in OP	27,690	5,365	42,821	12,450
(Gain) loss on sale of consolidated assets	(132,710)	(56)	(241,732)	(1,530)
plus gain on undepreciated asset sales- consolidated assets	3,112	—	8,827	1,068
plus minority interest share of gain on sale of consolidated joint ventures	15	—	36,831	239
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(480)	(93)	(725)	(1,954)
plus gain on undepreciated asset sales- unconsolidated assets	481	225	725	2,092
Depreciation and amortization on consolidated assets	57,598	59,171	236,669	208,938
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,071)	(2,261)	(5,422)	(5,873)
Depreciation and amortization on joint ventures (pro rata)	20,536	18,004	82,745	73,247
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(4,582)	(4,016)	(15,722)	(14,724)

Total FFO - basic	118,521	99,976	373,039	326,541

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,575	2,430	10,083	9,648
Non-participating preferred units - dividends	284	320		642
Participating preferred units - dividends	3,339	3,150	n/a - antidilutive
FFO - diluted	$124,719	$105,876	$383,122	$336,831

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
Reconciliation of EPS to FFO per diluted share:	2006	2005	2006	2005
Earnings per share	$1.98	$0.39	$3.19	$0.88
Per share impact of depreciation and amortization real estate	$0.86	$0.97	$3.54	$3.57
Per share impact of gain on sale of depreciated assets	($1.48)	$0.00	($2.33)	$0.00
Per share impact of preferred stock not dilutive to EPS	$0.00	($0.04)	($0.05)	($0.10)
Fully Diluted FFO per share	$1.36	$1.32	$4.35	$4.35

THE MACERICH COMPANY	For the Three Months		For the Year
RECONCILIATION OF NET INCOME TO EBITDA	Ended December 31,		Ended December 31,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005

Net income - available to common stockholders	$147,932	$23,637	$228,022	$52,588

Interest expense	73,209	74,281	286,635	249,917
Interest expense - unconsolidated entities (pro rata)	25,244	20,255	91,504	74,383
Depreciation and amortization - consolidated assets	57,598	59,171	236,669	208,938
Depreciation and amortization - unconsolidated entities (pro rata)	20,536	18,004	82,745	73,247
Minority interest	27,690	5,365	42,821	12,450
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,836)	(3,117)	(8,027)	(8,280)
Loss on early extinguishment of debt	24	1,666	1,835	1,666
Loss on early extinguishment of debt- unconsolidated entities (pro rata)	—	7	—	7
Loss (gain) on sale of assets - consolidated assets	(132,710)	(56)	(241,732)	(1,530)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(480)	(93)	(725)	(1,954)
Add: Minority interest share of gain on sale of consolidated joint ventures	15	—	36,831	—
Income tax expense (benefit)	(187)	174	33	(2,031)
Preferred dividends	6,198	5,900	24,336	19,098

EBITDA (j)	$223,233	$205,194	$780,947	$678,499

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005

EBITDA (j)	$223,233	$205,194	$780,947	$678,499

Add: REIT general and administrative expenses	3,991	2,170	13,532	12,106
Management Companies’ revenues (c)	(8,806)	(7,766)	(31,456)	(26,128)
Management Companies’ operating expenses (c)	15,379	15,547	56,673	52,840
EBITDA of non-comparable centers	(25,511)	(19,843)	(147,493)	(77,092)

SAME CENTERS - Net operating income (“NOI”) (k)	$208,286	$195,302	$672,203	$640,225

(j)                EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)             The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.